Exhibit 99.1

PokerTek, Inc. Reports First-Quarter 2010 Results

  EBITDAS positive $106,000, compared to a loss of $675,000 in the prior year
  Net loss per share improves 63%
  Board- and management-led capital raise strengthens balance sheet in April
  Strategic plans in place to drive profitable growth in 2010

MATTHEWS, N.C.--(BUSINESS WIRE)--May 4, 2010--PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the first quarter ended March 31, 2010.

“PokerTek’s EBITDAS-positive operating results for the first quarter are a direct result of the strategic plans we set in place during 2009,” said CEO and CFO Mark Roberson. “We grew gross profit 21% while cutting operating expenses by 29%. In addition, our Board and management team led a capital raise in early April that strengthened PokerTek’s balance sheet and demonstrated confidence in our ability to continue to drive the company’s profitable growth.

“Our operating plan for 2010 is comprised of three primary elements:

  We are targeting the right markets to accelerate revenue growth. We are focused on those opportunities where competition is limited and favorable conditions exist for the expansion of electronic table games. Our target list, which includes markets in Mexico, South America, Eastern Europe and Canada, offers significant short and long-term growth potential. Most recently, we began marketing PokerPro on a direct basis in Europe and Africa, enabling us to be much more aggressive in those regions. In addition, we have more than 40 tables installed with the 5 largest casino operators in Mexico.
  We are expanding our product portfolio while lowering our product costs. We have redesigned our PokerPro hardware, significantly reducing the cost of manufacture and the working capital required to fuel growth. Of even greater significance, our new CX multi-player electronic gaming platform gives us the flexibility to expand beyond poker and develop additional electronic table games, such as BlackJack, on an efficient and robust platform.
  We are continuing to control spending and drive bottom-line results. While growing revenues and investing to diversify our product offering, we are committed to staying lean and controlling expenses.

“With operating expenses stabilized at historically low levels, an energized and more focused sales strategy, and the potential to diversify our gaming revenues beyond poker, we are well positioned to capitalize on the opportunities ahead.”

Financial Summary

Revenue comparisons for 2010 reflect our transition to a stronger mix of recurring gaming revenues and less dependence on one-time product sales in both the gaming and amusement markets. While those one-time product sales generated a larger top line in prior periods, recurring revenues generally provide increased margins and more predictability. The decline in operating expenses is primarily attributable to cost reduction initiatives implemented during the second half of 2009 and increased productivity, resulting in significantly improved bottom-line financial results.

Total revenue for the first quarter of 2010 was $1.9 million compared to $2.1 million for the first quarter of 2009. Gross profit was $0.9 million, or 50%, for the 2010 quarter compared to $0.8 million, or 37%, for the comparable 2009 period due primarily to the change in revenue mix and reduced depreciation expense. Operating expenses were $1.7 million for the first quarter of 2010 compared to $2.5 million for the prior-year period as a result of cost reduction initiatives. Net loss for the 2010 first quarter was $0.9 million, or $0.06 per common share, compared to $1.8 million, or $0.16 per common share, for the 2009 quarter. EBITDAS, a non-GAAP financial measure, was $105,729 for the first quarter, compared to a loss of $675,147 for the first quarter of 2009.

Balance Sheet and Cash Flow Information

During the first quarter of 2010, cash used in operations improved to $(82,453) compared to $(943,033) in the first quarter of 2009. The Company’s cash flow improved due to the combination of lower operating expenses and higher margins, combined with reduced working capital spending.

As of March 31, 2010, the company had a cash balance of $543,323 and no borrowings outstanding against its credit facility.

Segment Unit Count Information:

PokerPro tables installed worldwide totaled 218 units as of March 31, 2010 compared to 214 as of March 31, 2009. Heads-Up Challenge units operated under recurring revenue operator-direct programs totaled 197 units as of March 31, 2010 compared to 24 at March 31, 2009. In addition, 84 Heads-Up Challenge units were sold to operators and distributors worldwide during the first quarter of 2010, compared to 182 for the 2009 quarter.

Conference Call

PokerTek will host a conference call and webcast on Tuesday, May 4 at 11:00 AM EDT for management to discuss the company’s first-quarter-2010 performance. Interested parties may listen to and participate in the PokerTek conference call by dialing 866-356-4279 (U.S./Canada) or 617-597-5394 (Other) and entering passcode 77721855.

A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading “Investors” as well as at www.earnings.com and www.streetevents.com.

For those unable to participate in the live call, an archived replay will be made available for one year on the company’s website. A replay of the conference call will also be available beginning at 1:00 PM EDT on May 4, 2010 for approximately one week by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (Other) and entering passcode 71030060.

Use of Non-GAAP Measures

PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net loss to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes noncash charges and share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally by PokerTek’s management and by its lenders in planning and evaluating the company’s operating performance. Accordingly, management believes that disclosure of this metric offers investors, lenders and other stakeholders with an additional view of the Company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company’s performance. A reconciliation of GAAP net loss to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ:PTEK) (www.pokertek.com), headquartered in Matthews, NC, develops and markets products for the casino and amusement industries. PokerTek developed PokerPro® automated poker tables and related software applications to increase casino revenue, reduce expenses, and attract new players into poker rooms by offering interactive poker that is fast, fun and mistake-free. Heads-Up Challenge™ is a two-player table that allows bar and restaurant patrons to compete head-to-head in various games for amusement purposes. Heads-Up Challenge increases earnings for game operators and provides patrons unique and challenging on-site entertainment. Both products are installed worldwide.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by casinos and other customers, the expected adoption of the Heads-Up Challenge product by bars, restaurants and other customers, and the expected acceptance of the PokerPro systems and Heads-Up Challenge product by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures, and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue:
Gaming	$1,568,020	$1,488,655
Amusement	304,830	647,213
Total revenue	1,872,850	2,135,868

Cost of revenue:
Gaming	627,651	768,284
Amusement	302,852	586,172
Total cost of revenue	930,503	1,354,456

Gross profit	942,347	781,412
Operating Expenses:
Selling, general and administrative	1,168,900	1,782,340
Research and development	289,044	359,826
Share-based compensation expense	224,099	258,245
Depreciation	55,601	64,258
Total operating expenses	1,737,644	2,464,669

Operating loss	(795,297)	(1,683,257)

Interest expense, net	(32,555)	(84,707)

Net loss before income taxes	(827,852)	(1,767,964)

Income tax provision	(28,741)	(42,549)

Net loss	$(856,593)	$(1,810,513)

Net loss per common share - basic and diluted	$(0.06)	$(0.16)

Weighted average common shares outstanding - basic and diluted	14,070,146	11,021,429

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2010
Assets	(Unaudited)	December 31, 2009
Current assets:
Cash and cash equivalents	$543,323	$636,374
Accounts receivable, net	943,397	1,187,668
Inventory	2,624,779	2,482,239
Prepaid expenses and other assets	134,412	169,845
Total current assets	4,245,911	4,476,126

Other assets:
PokerPro systems, net	2,317,359	2,408,161
Heads-Up Challenge units, net	588,215	570,425
Property and equipment, net	343,186	394,522
Other assets	412,350	433,865

Total assets	$7,907,021	$8,283,099

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$331,721	$518,476
Accrued liabilities	937,623	822,784
Deferred revenue	446,504	495,767
Long-term debt, current portion	28,553	26,239
Total current liabilities	1,744,401	1,863,266

Long-term liabilities:
Deferred revenue	94,366	106,939
Other long-term liabilities	396,500	-
Long-term debt	803,750	812,396
Total long-term liabilities	1,294,616	919,335

Total liabilities	3,039,017	2,782,601

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value per share; authorized 5,000,000, none issued and outstanding	-	-
Common stock, no par value per share; authorized 100,000,000 shares, issued and outstanding 14,081,043 and 14,015,658 shares at March 31, 2010 and December 31, 2009, respectively	-	-
Additional paid-in capital	45,724,271	45,500,172
Accumulated deficit	(40,856,267)	(39,999,674)
Total shareholders' equity	4,868,004	5,500,498

Total liabilities and shareholders' equity	$7,907,021	$8,283,099

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(856,593)	$(1,810,513)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	659,572	730,498
Share-based compensation expense	224,099	258,246
Provision for accounts and other receivables	16,312	13,219
Changes in assets and liabilities:
Accounts and other receivables	227,958	115,988
Prepaid expenses and other assets	56,949	(15,832)
Inventory	253,960	382,924
PokerPro systems	(463,363)	(212,695)
Heads-Up Challenge units	(67,597)	-
Accounts payable and accrued expenses	(71,913)	(394,042)
Deferred revenue	(61,837)	(10,826)
Net cash used in operating activities	(82,453)	(943,033)
Cash flows from investing activities:
Purchases of property and equipment	(4,266)	(10,193)
Sale of investments	-	3,900,000
Net cash provided by (used in) investing activities	(4,266)	3,889,807
Cash flows from financing activities:
Repayments of short-term debt	-	(2,865,357)
Repayments of capital lease	(6,332)	(5,769)
Net cash provided by (used in) financing activities	(6,332)	(2,871,126)
Net increase (decrease) in cash and cash equivalents	(93,051)	75,648
Cash and cash equivalents, beginning of period	636,374	1,481,530
Cash and cash equivalents, end of period	$543,323	$1,557,178

POKERTEK, INC.
RECONCILIATION TO EBITDAS
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009

Net loss, as reported	$(856,593)	$(1,810,513)
Interest expense, net	32,555	84,707
Income tax provision	28,741	42,549
Other taxes	17,355	19,366
Depreciation and amortization	659,572	730,498
Share-based compensation expense	224,099	258,246

EBITDAS(1)	$105,729	$(675,147)

(1) EBITDAS is defined as net loss before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.

CONTACT:
PokerTek Inc.
Mark Roberson, 704-849-0860, ext. 101
CEO and CFO
investorrelations@pokertek.com
or
Lippert/Heilshorn & Associates
Harriet Fried/Jody Burfening, 212-838-3777
hfried@lhai.com